                                                                     EXHIBIT 7.2










                      Consolidated Financial Statements of

                      DIGITAL COURIER INTERNATIONAL CORPORATION

                      Unaudited - Prepared by Management

                      For the three month and six month periods ended March 31, 1998 (with comparative figures for 1997)

DIGITAL COURIER INTERNATIONAL CORPORATION
Consolidated Balance Sheet
(Unaudited - Prepared by Management)

Six months ended March 31, 1998, with comparative figures for 1997

--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                                                                                1998                      1997
------------------------------------------------------------------------------------------------------------------
          Assets

          Current assets:
               Cash and cash equivalents                                     $    473,166             $  2,875,912
               Accounts receivable                                              1,331,983                  916,046
               Receivable from Lessor                                                  --                  324,691
               Inventories                                                         26,262                  265,897
               Prepaids                                                            84,212                  341,939
------------------------------------------------------------------------------------------------------------------
                                                                                1,915,623                4,724,485

          Capital assets                                                        6,290,917                7,683,652

          Deferred development costs                                                   --                   83,333

          Intellectual property                                                   416,659                1,083,331

          Deferred charges                                                             --                   34,652
------------------------------------------------------------------------------------------------------------------
                                                                             $  8,623,199             $ 13,609,453
------------------------------------------------------------------------------------------------------------------

          Liabilities and Shareholders' Equity (Deficiency in Assets)

          Current liabilities:
               Accounts payable and accrued liabilities                      $  2,246,866             $  2,057,684
               Current portion of obligations under capital leases              2,720,730                3,135,492
               Debentures  (note 3)                                             7,376,857                2,934,286
------------------------------------------------------------------------------------------------------------------
                                                                               12,344,453                8,127,462

          Long-term obligations under capital leases  (note 2)                  3,821,913                3,530,149

          Preferred shares  (note 4)                                            2,000,000                2,000,000

          Shareholders' Equity (Deficiency in Assets):
               Share capital  (note 5)                                         15,137,991               12,823,516
               Deficit                                                        (24,681,158)             (12,871,674)
------------------------------------------------------------------------------------------------------------------
                                                                               (9,543,167)                 (48,158)
------------------------------------------------------------------------------------------------------------------

          Future operations (note 1a)
          Subsequent event (note 7)
          Contingency (note 8)
------------------------------------------------------------------------------------------------------------------
                                                                             $  8,623,199             $ 13,609,453
------------------------------------------------------------------------------------------------------------------



          See accompanying notes to consolidated financial statements.

          On behalf of the Board:

signed "E.L. Patterson"  Director                  signed "Edward Ford" Director
---------------------------------                  -----------------------------

DIGITAL COURIER INTERNATIONAL CORPORATION
Consolidated Statement of Operations and Deficit
(Unaudited- Prepared by Management)

Three month and six month periods ended March 31, 1998, with comparative figures for 1997

--------------------------------------------------------------------------------


                                                               Three months ended                    Six months ended
---------------------------------------------------------------------------------------------------------------------------
                                                              1998             1997              1998              1997
---------------------------------------------------------------------------------------------------------------------------
Revenue                                                  $  1,048,271      $    698,654      $  2,054,627      $  1,307,010

Expenses:
    Direct network costs                                    1,632,627         1,226,944         3,060,329         2,452,903
    General and administration                                451,676           658,758           848,834         1,217,705
    Sales and marketing                                       307,237           384,972           561,574           777,843
    Research and development                                  199,301           339,555           399,278           570,011
---------------------------------------------------------------------------------------------------------------------------
                                                            2,590,841         2,610,229         4,870,015         5,018,462
---------------------------------------------------------------------------------------------------------------------------

Loss before the following:                                  1,542,570         1,911,575         2,815,388         3,711,452

     Depreciation and amortization                          1,125,036           844,432         2,224,614         1,721,344
     Interest on obligations under capital leases             142,979           167,759           302,475           473,834
     Deferral fees on obligation of capital leases            105,000                --           105,000                --
     Interest on debentures                                   221,393            92,026           343,745            33,998
     Other (income) loss                                      148,593            26,187           149,195           (22,965)
---------------------------------------------------------------------------------------------------------------------------
                                                            1,743,001         1,130,404         3,125,029         2,206,211
---------------------------------------------------------------------------------------------------------------------------

Loss for the period                                      $  3,285,571      $  3,041,979      $  5,940,417      $  5,917,663
---------------------------------------------------------------------------------------------------------------------------

Deficit, beginning of period                              (21,395,587)       (9,829,695)      (18,740,741)       (6,954,011)

Deficit, end of period                                   $(24,681,158)     $(12,871,674)     $(24,681,158)     $ 12,871,674)
---------------------------------------------------------------------------------------------------------------------------

Loss per share (note 5(e))                               $      (0.19)     $      (0.22)     $      (0.35)     $     (0.45)
---------------------------------------------------------------------------------------------------------------------------




See accompanying notes to consolidated financial statements.

DIGITAL COURIER INTERNATIONAL CORPORATION
Consolidated Statement of Changes in Financial Position
(Unaudited - Prepared by Management)

Three month and six month periods ended March 31, 1998, with comparative figures for 1997



                                                                   Three months ended              Six months ended
-------------------------------------------------------------------------------------------------------------------------
                                                                 1998             1997           1998             1997
-------------------------------------------------------------------------------------------------------------------------
Operations:
    Loss for the period                                     $ (3,285,571)     $(3,041,979)   $(5,940,417)     $(5,917,663)
    Items not involving cash:
        Depreciation and amortization                          1,125,036          844,432      2,224,614        1,721,344
        Write off of cancelled lines                               3,762               --         24,646               --
        Amortization of debenture discount                        13,143           13,140         26,286           26,826
    Changes in non-cash operating working capital
           Decrease (increase) in accounts receivable            (80,207)        (171,964)      (173,121)        (139,316)
           Increase in receivable from lessor                         --         (324,691)            --         (193,114)
           Decrease (increase) in inventories                         --          374,385        276,000         (112,170)
           Decrease (increase) in prepaids                       (48,216)          61,035        267,300         (247,729)
           Increase (decrease) in accounts payable
             and accrued liabilities                             326,083         (904,844)      (279,219)         221,433
-------------------------------------------------------------------------------------------------------------------------
                                                              (1,945,970)      (3,150,486)    (3,573,911)      (4,640,389)
Financing:
    Assumption (repayment) of obligations under
         capital leases, net                                     (12,412)        (184,797)      (167,501)       1,078,449
    Increase of common shares, net of share issue costs               --        5,397,006         97,125        5,397,006
    Issue of debentures                                        1,890,000               --      4,390,000               --
-------------------------------------------------------------------------------------------------------------------------
                                                               1,877,588        5,212,209      4,319,624        6,475,455

Investments:
    Purchase of capital assets                                   (86,168)        (834,649)      (716,690)      (1,190,267)
    Decrease in deferred charges                                      --          653,179             --          445,348
-------------------------------------------------------------------------------------------------------------------------
                                                                 (86,168)        (181,470)      (716,690)        (744,919)
-------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                (154,550)       1,880,253         29,023        1,090,147

Cash and cash equivalents, beginning of period                   627,716          995,659        444,143        1,785,765
-------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                     $   473,166      $ 2,875,912    $   473,166      $ 2,875,912
-------------------------------------------------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements                            Schedule B
(Unaudited - Prepared by Management)

Six month period ended March 31, 1998

--------------------------------------------------------------------------------


    Digital Courier International Corporation was incorporated under the Business Corporations Act (Alberta) on November 30, 1993 and commenced operations when the Company acquired its business assets on November 15, 1995.



1.  SIGNIFICANT ACCOUNTING POLICIES:

    (a) Future operations:

        These financial statements have been prepared on the going concern basis, which assumes the realization of assets and payment of liabilities in the normal course of business, and do not include adjustments relating either to the realization of assets or the settlement of liabilities that might be required should the Company be unable to continue as a going concern.

        The future operations of the Company are dependent upon its ability to obtain the financing necessary to complete the development of its intellectual property, and ultimately upon its ability to attain profitable operations.

    (b) Basis of presentation:

        The accompanying financial statements for the six months ended March 31, 1998 and 1997 have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") applicable to interim financial reporting and reflect, in the opinion of management, all adjustments necessary to present fairly the financial information of the Company. All adjustments are of a normal and recurring nature. Certain information and disclosure normally included in financial statements have been omitted as permitted by the applicable rules and regulations of the SEC. These financial statements should be read in conjunction with the financial statements for the years ended September 30, 1997 and 1996.

        These consolidated financial statements include the accounts of Digital Courier International Corporation and its wholly-owned subsidiary Digital Courier International Inc. ("DCI") (together the "Company"). All significant intercompany accounts and transactions have been eliminated.

        These consolidated financial statements may not be in accordance with generally accepted accounting principles in Canada.

    (c) Cash and cash equivalents:

        Cash and cash equivalents include short-term investments with a maturity of ninety days or less at the time of issue.

    (d) Inventories:

        Raw materials inventories are stated at the lower of cost, on a first in, first out basis, or replacement cost.

    (e) Capital assets:

        Capital assets are stated at cost. Assets under capital leases are initially recorded at the present value of minimum lease payments at the inception of the lease. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets as follows:

                      Office equipment                            3 years
                      Computer equipment                          3 years
                      Network costs                               5 years
                      Leasehold improvements                   Lease term
                      Assets under capital leases              Lease term

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements, page 2                    Schedule B
(Unaudited - Prepared by Management)

Six month period ended March 31, 1998

--------------------------------------------------------------------------------


1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

    (f) Research and development:

        The Company expenses all research and development costs as incurred with the exception of certain development costs incurred prior to commencement of or during initial commercial production of new products, which are deferred. Should the Company determine that the unamortized balance of deferrred costs is in excess of amounts that can reasonably be recovered from the benefits of future sales, such excess will be written off at that time.

    (g) Intellectual property:

        Intellectual property is stated at cost and is amortized on a straight-line basis over the estimated useful life of the property being three years.

    (h) Translation of foreign currencies:

        Revenue and expense items transacted in foreign currencies are reflected in Canadian dollars at the rates prevailing at the time of the transaction. Accounts payable and receivable in foreign currencies are reflected in the financial statements in equivalent Canadian dollars at the rate of exchange prevailing at the balance sheet date. Currency gains and losses are included in the loss for the period.

    (i) Loss per share:

        Loss per share has been calculated using the weighted average number of common shares outstanding during the period. Fully diluted loss per share has not been presented as the effect on basic loss per share would be anti-dilutive.

    (k) Use of estimates:

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period. For these financial statements, estimates are particularly used in the assessment of the underlying value of capital assets and intangible property, both of which are, at least in part, dependent upon the business continuing to operate as a going concern (note 1(a)). Actual results could differ from those estimates used in the financial statements.

    (l) Financial instruments:

        (i)   Fair value of financial instruments:

              The carrying amount of cash and cash equivalents, accounts receivable, receivable from lessor and accounts payable and accrued liabilities approximates their fair value due to the short-term maturity of these items.

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements, page 3                    Schedule B
(Unaudited - Prepared by Management)

Six month period ended March 31, 1998

--------------------------------------------------------------------------------


     1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

         (i)  Fair value of financial instruments: (continued)

              The fair market value of the long-term obligations under capital leases, debentures and preferred shares, which is based upon discounted cash flows, including interest payments, approximates the carrying value reported in the balance sheet.

        (ii)  Foreign exchange risk:

              Foreign exchange risk reflects the risk that the Company's earnings will decline due to fluctuations in exchange rates. Contracts billed in United States dollars by the Company come due in the short term and, accordingly, the Company has determined there is no significant exposure to foreign exchange fluctuations. The Company does not have foreign exchange hedges in place at this time.

        (iii) Credit risk:

              Credit risk reflects the risk that the Company may be unable to recover contractual receivables. The Company has a significant number of individual contracts and no one contract represents a concentration of credit risk. The Company employs established credit approval practices to further mitigate this risk.



2. LONG-TERM OBLIGATIONS UNDER CAPITAL LEASES:

    The Company is obligated to make principal repayments under capital leases during the fiscal years ended September 30 as follows:

             1998                                                      $3,478,109
             1999                                                       3,041,632
             2000                                                         658,029
             2001                                                         167,687
             2002                                                          19,773
=================================================================================
             Minimum lease payments                                     7,365,230
             Less amount representing interest at approximately 11%       822,587
---------------------------------------------------------------------------------
                                                                        6,542,643
             Current portion of obligations under capital lease         2,720,730
---------------------------------------------------------------------------------
                                                                       $3,821,913
=================================================================================



   The capital leases are secured by a charge on all assets, property and undertakings of the Company. Interest expense of $302,475 relating to capital lease obligations has been included in interest on long-term debt.

   In addition, Telecom Leasing Canada (TLC) Limited ("TLC") and the Company have entered into an agreement to defer the principal portion of lease payments for the months of December 1997 through May 1998. The principal portion of the December 1997 to January 1998 payments will be recapitalized over the remaining lease term of the existing leases and the February 1998 to May 1998 principal amounts will be due and payable June 1, 1998.

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements, page 3                    Schedule B
(Unaudited - Prepared by Management)

Six month period ended March 31, 1998

--------------------------------------------------------------------------------


2.  LONG-TERM OBLIGATIONS UNDER CAPITAL LEASES: (CONTINUED)

    The Company must pay deferral fees for each month a principal payment is deferred as follows:



                January, 1998                         $  30,000
                February, 1998                           35,000
                March, 1998                              40,000
                April, 1998                              45,000
                May, 1998                                10,000
                -----------------------------------------------
                                                      $ 160,000
                -----------------------------------------------


   The deferral fees are due and payable on June 1, 1998.

   On November 5, 1997 the Company issued 50,000 common shares at a price of $1.85 to TLC as a fee for renegotiating the covenants and terms and conditions of the capital leases.

3. DEBENTURES:

-------------------------------------------------------------------------------------------
                                                                                    Amount
-------------------------------------------------------------------------------------------
9% debenture with a face value of $3,000,000,  issued to various shareholders  $  2,986,857 of the Company,  interest is compounded and payable  quarterly,  debenture is due and payable on October 1, 1998 or  repayable at the option of the Company at any time  without  penalty.  Secured by a floating  charge on all  assets, property  and  undertakings  of the  Company  now  owned or  after  acquired;
however,  it is postponed and  subordinated to the security  interest granted to the lessor for capital  leases and each of the four  debentures  issued on
October 31, 1997 and December 24, 1997.

15%  convertible  debentures  issued  October 31, 1997,  with a face value of     2,500,000
$2,500,000,  to MPR Teltech Ltd.  ("MPR") and CIBC,  interest is payable upon maturity,  debenture  is due and payable on June 1, 1998 or  repayable at the option of the  Company  at any time  without  penalty.  Secured by a floating charge on all assets,  property and  undertakings of the Company now owned or after  acquired;  however,  it is postponed and  subordinated to the security interest granted to the lessor for capital leases. (see note 7(b))

15% debentures issued December 24, 1997, with a face value of $2,500,000,  to     1,890,000
MPR and  CIBC,  interest  is  payable  upon  maturity,  debenture  is due and payable  on June 1, 1998 or  repayable  at the  option of the  Company at any time without  penalty.  Secured by a floating charge on all assets,  property and undertakings of the Company now owned or after acquired;  however,  it is postponed and  subordinated  to the security  interest  granted to the lessor for  capital  leases.  These  debentures  have  pari  passu  ranking  to  the debentures issued October 31, 1997. (see note 7(a))
-------------------------------------------------------------------------------------------
                                                                               $  7,376,857
-------------------------------------------------------------------------------------------

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements, page 3                    Schedule B
(Unaudited - Prepared by Management)

Six month period ended March 31, 1998

--------------------------------------------------------------------------------


4.  PREFERRED SHARES:

    (a) Authorized:

        Unlimited preferred shares issuable in series
        Series 1 non-voting, redeemable and retractable at $1 per share


    (b) Issued and outstanding:

---------------------------------------------------------------------------
                                           Number
                                         of shares         Amount
---------------------------------------------------------------------------
        Series 1 preferred shares        2,000,000      $ 2,000,000
---------------------------------------------------------------------------


    (c) Redemption and retraction rights:

        In the event of a liquidation or winding up of the Company, the holders of the preferred shares, Series 1 are entitled to payment of the paid-up amount, being $2,000,000. This must be paid in advance of any amounts being paid to common shareholders.

        The Company must redeem a portion of the preferred shares, Series 1, 30 days following the end of each financial quarter that they remain outstanding. The aggregate redemption amount of the portion to be redeemed equals 50% of the Company's gross margin for the quarter, as defined in the preferred share conditions.

        The Company may at any time redeem any or all of the preferred shares for $1 per share in cash or, at the option of the shareholder, a number of common shares equal to one-half of the preferred shares being redeemed and the remaining half in cash.

        The holders of the preferred shares, Series 1 may, at any time after November 15, 1998, demand by notice in writing that the Company redeem any or all of the shares for $1 per share. Payment of the retraction price would be made, solely at the option of the holder, by issuing one fully paid common share of the Company for each preferred share redeemed or by paying cash, in twelve equal monthly instalments.



5.  SHARE CAPITAL:

    (a) Authorized:  Unlimited common shares, no par value

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements, page 4                    Schedule B
(Unaudited - Prepared by Management)

Six month period ended March 31, 1998

--------------------------------------------------------------------------------


5.  SHARE CAPITAL (CONTINUED):

    (b) Issued and outstanding:


-------------------------------------------------------------------------------------------
                                                              Number
                                                           of shares                 Amount
-------------------------------------------------------------------------------------------
         Balance at September 30, 1997                    16,837,285            $15,040,866

         Issued:
           Issued in consideration for financing fee          50,000                 92,500
           Exercise of share purchase options for cash                           3,7004,625
-------------------------------------------------------------------------------------------
         Balance at March 31, 1998                        16,890,985            $15,137,991
-------------------------------------------------------------------------------------------


    (c) Share purchase options:

        The Company has a stock option plan for employees including officers and employee directors and consultants of the Company which provides for incentive options. While the Board of Directors determines the option price, such option price cannot be less than the closing market value of the common shares on the date of grant. The options generally expire five years from the date of grant and are exercisable over the period stated in each option.

        Employee and director share purchase options outstanding at March 31, 1998 are as follows:

---------------------------------------------------------------------------------------
                                                                  Price          Number
        Vesting date                      Expiry date         per share       of shares
---------------------------------------------------------------------------------------
        March 6, 1996                     March 6, 2001           $1.25         341,816
        March 6, 1997                     May 6, 1999             $1.25          42,100
        March 6, 1997                     March 6, 2001           $1.25          20,500
        March 6, 1997                     March 6, 2001           $2.00         191,167
        September 27, 1997                March 6, 2001           $3.00         191,167
        September 27, 1997                March 6, 2001           $4.00         190,402
        September 27, 1997                March 6, 2001           $5.00         185,448
        March 13, 1997                    March 12, 2002          $2.05         272,000
---------------------------------------------------------------------------------------
        Total employee and director share purchase options                    1,434,600
---------------------------------------------------------------------------------------


        During the period 5,500 employee share purchase options with an exercise price of $1.25 expired.

    (d) Other share purchase option:

        The Company has granted compensation options entitling the underwriters associated with the February 14, 1997 offering the right to acquire up to 74,900 shares at a price of $2.00 per share expiring February 14, 1999.

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements, page 5                    Schedule B
(Unaudited - Prepared by Management)

Six month period ended March 31, 1998

--------------------------------------------------------------------------------


5.  SHARE CAPITAL (CONTINUED):

    (e) Warrants:

        On September 30, 1996, the Company issued 200,000 common share purchase warrants at a purchase price of $7.25 per common share to various existing shareholders of the Company in conjunction with the issuance of the $3,000,000 debenture (note 3). The warrants are exercisable at any time after September 30, 1997 and prior to September 30, 1998.

    (f) Loss per share:

        Loss per share has been calculated based on the weighted average number of shares outstanding for the six month period being 16,869,743 (1996 - 12,490,115).

    (g) Escrow shares:

        Pursuant to two escrow agreements among the Company, certain shareholders and the Company's transfer agent, a total of 1,307,927 common shares are held in escrow subject to the following terms and conditions:


--------------------------------------------------------------------------------------------
                                                                                      Shares
--------------------------------------------------------------------------------------------
        Common shares held in escrow to be released, with the
         consent of the Alberta Securities Commission, March 5, 1999                 296,297

        Common shares held in escrow to be released March 5, 1999 unless sooner released upon the attainment of certain performance goals and consent
         of the Alberta Stock Exchange                                             1,011,630
--------------------------------------------------------------------------------------------
                                                                                   1,307,927
--------------------------------------------------------------------------------------------


        Pursuant to the escrow agreements 1,307,924 common shares were released from escrow on March 5, 1998

    (h) Performance Incentive Plan:

        The Company sold to employees of the Company an aggregate of 600,000 common shares at $0.05 per common share. The shares are held in a trust to be distributed to each employee quarterly or repurchased by the Company if the employee is terminated.

        At March 31, 1998, the trust has distributed 394,820 of these shares to employees. Subsequent to March 31, 1998 a further 24,285 common shares were distributed from the trust to employees.

        The Company has repurchased, to December 31, 1997, 11,400 shares from the trust relating to employees that were terminated.

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements, page 6                    Schedule B
(Unaudited - Prepared by Management)

Six month period ended March 31, 1998

--------------------------------------------------------------------------------


6.  RELATED PARTY TRANSACTIONS:

    (a) During the period, the Company was charged consulting fees of $75,080 for the six month period by companies related by virtue of common directors and officers.

    (b) The Company leases equipment from TLC, which is a subsidiary of BC Telecom Inc.

    (c) The Company paid to BC Tel, a subsidiary of BC Telecom Inc., $521,310 for the six month period for long distance services and rental of telecom facilities.


7.  SUBSEQUENT EVENT

    (a) Supplemental debentures

        The Company has drawn a further $97,500 from each of the debentures, issued on December 24, 1997, for an aggregate funding of $2,085,000.

    (b) Second Supplemental debenture:

        On May 1, 1998 the Company issued an amendment to the second supplemental debenture, dated October 31, 1997, to increase the principal amount of the debentures issued to MPR from $1,250,000 to $3,250,000, such increase to be advanced from time to time, at the sole discretion of MPR.

        The Company has drawn $500,000 from MPR under the addendum to the second supplemental debenture.

    (c) Receiver-Managership

        On June 17, 1998 the Company's assets and operations were placed under the control of a Receiver-Manager, Grant Thornton Limited, at the request of a secured creditor. On July 15, 1998 the Receiver-Manager was appointed by the Supreme Court of British Columbia to seek a sale of the assets of the Company.

        On September 24, 1998 the assets of the Company were sold to Digital Generation Systems, Inc. for cash proceeds of $13,500,000. Subsequently on October 16, 1998 the Company paid to Telecom Leasing (Canada) Limited the sum of $9,421,104 representing settlement in full of amounts owing under the lease arrangement (see note 2).

8.  CONTINGENCY

   (a)  Patent Infringement

        A Complaint was filed by a competitor in a U.S. District Court against the Company alleging that the Company's digital audio distribution system infringes on a U.S. patent owned by the competitor. The Company has not been served with the complaint. Once served the Company intends to defend against the claim vigorously, challenging the validity of the patent. Management is of the opinion that the claim is without merit.

        On July 27, 1998 the complaintant withdrew the statement of claim without reason.

    (b) Supplier claim

        A supplier to the Company has filed a complaint against the Company claiming the Company has not fulfilled its obligations under an OEM agreement. The amount of the claim is for $142,000 and other The Company has recorded $130,000 of this obligation in its accounts.

9.  UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

    These financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") which conform, in all material respects, with those of the United States, except as described below:

    (a) Income taxes:

        Under the asset and liability method of United States Statement of Financial Accounting Standards No. 109 ("FAS 109"), deferred income tax assets and liabilities are measured using enacted tax rates for the future income tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. The application of the provisions of FAS 109 on the Company's balance sheet resulted in no net difference in deferred taxes from that reported under Canadian GAAP as calculated net deferred tax assets would be offset by a valuation allowance.

    (b) Accounting for stock based compensation:

        The Company has adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") which requires stock based compensation be accounted for based on a fair value methodology. As permitted by the statement, the Company has elected to continue measuring compensation costs relating to stock options granted to employees, management and directors using the intrinsic value based method of accounting. Under the intrinsic value based method, employee stock option compensation is the excess, if any, of the quoted market value of the stock at the date of the grant over the amount an optionee must pay to acquire the stock. Stock options issued to individuals other than employees, management or directors would be recorded at their fair market value.

        Under the intrinsic value method, the total stock based compensation expense to be recognized for the stock options granted on March 6, 1996 would have been approximately $6,100,000. Deferred Compensation would be amortized to income over the service period of the stock options as follows:

               Year ended September 30, 1996                  $ 3,984,000
               Six months ended March 31, 1997                  1,481,000
               Six months ended September 30, 1997                635,000
-------------------------------------------------------------------------
                                                              $ 6,100,000
-------------------------------------------------------------------------


        As the exercise price of all other options approximate market value at date of grant, the Company has determined that this accounting policy has no effect, with respect to these other stock options, on its results of operations.

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements
(unaudited - Prepared by Management)

Six months ended March 31, 1998

--------------------------------------------------------------------------------


9.  UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):

    (c) Research and development:

        During the year ended September 30, 1996, the Company acquired intellectual property with an assigned value of $2,000,000 from its parent company that has been recorded at the parent company's carrying amount. However, under United States Statement of Financial Accounting Standards No. 2 ("FAS 2") the parent would have been required to expense the research and development as incurred. Accordingly, the parent's carrying amount would be nil and the Company, under Staff Accounting Bulletin No. 48, would record the intellectual property at nil.

        In addition, $100,000 of deferred development costs which were capitalized during the period ended September 30, 1996 would be expensed immediately under AICPA Accounting Principle Board Opinion 17.

        If the financial statements had been prepared in conformity with U.S. GAAP, as a result of the accounting for acquired intellectual property and deferred development costs, the amortization for the six months ended March 31, 1998 would decrease by $400,002 (1997 - $350,003).

    (d) Summary of U.S. GAAP adjustments:

        The following table sets forth the effect on the loss for the period and loss per share:


---------------------------------------------------------------------------------------------------
                                                                      1998                     1997
---------------------------------------------------------------------------------------------------
        Loss determined under Canadian GAAP                   $  5,940,417             $  5,917,663
        Expense relating to stock based compensation                    --                1,481,000
        Reduction of amortization of intellectual property
          and deferred development costs                          (333,336)                (350,003)
---------------------------------------------------------------------------------------------------
        Loss determined under U.S. GAAP                       $  5,607,081             $  7,048,660
---------------------------------------------------------------------------------------------------
        Weighted average number of shares outstanding           16,869,743               12,490,115
---------------------------------------------------------------------------------------------------
        Loss per share                                        $       0.33             $       0.56
---------------------------------------------------------------------------------------------------

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements
(unaudited - Prepared by Management)

Six months ended March 31, 1998

--------------------------------------------------------------------------------


9.  UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):

    (d) Summary of U.S. GAAP adjustments (continued):

        The following table sets forth the effect on the balance sheet:

-------------------------------------------------------------------------------------------------------
                                                                          1998                     1997
-------------------------------------------------------------------------------------------------------
        Total assets determined under Canadian GAAP               $  8,623,199             $ 13,609,453
        Decrease in intellectual property                             (416,659)              (1,083,331)
        Decrease in deferred development costs                              --                  (83,333)
-------------------------------------------------------------------------------------------------------
        Total assets determined under U.S. GAAP                   $  8,206,540             $ 12,442,789
-------------------------------------------------------------------------------------------------------
        Shareholders' equity (Deficiency in Assets)
         determined under Canadian GAAP                           $ (9,543,167)            $    (48,158)
        Additional paid in capital for compensation expense          6,100,000                6,100,000
        Deferred compensation                                               --                 (635,000)
        Reduction of equity for decrease in
          intellectual property                                     (2,000,000)              (2,000,000)
-------------------------------------------------------------------------------------------------------
                                                                    (5,443,167)               3,416,842
        Increase in deficit under U.S. GAAP                         (4,516,659)              (4,631,664)
-------------------------------------------------------------------------------------------------------

        Shareholders' deficiency in assets under U.S. GAAP          (9,959,826)              (1,214,822)

        Current liabilities                                         12,344,453                8,127,462
        Long-term obligations under capital leases                   3,821,913                3,530,149
        Preferred shares                                             2,000,000                2,000,000
-------------------------------------------------------------------------------------------------------
        Liabilities and Shareholders' equity under U.S. GAAP $       8,206,540             $ 12,442,789
-------------------------------------------------------------------------------------------------------


    (e) Statement of cash flows:

        The following non-cash transactions would not be reflected as investing and financing cash flows in a statement of cash flows under U.S. GAAP:

        (i) Acquisition of assets through assumption of capital lease obligations of $443,600 at March 31, 1998 (1997 - $2,362,091).

        (ii) Application of deferred financing charges of $480,000 for the six months ended March 31,1997 to share capital issued.

DIGITAL COURIER INTERNATIONAL CORPORATION
Notes to Consolidated Financial Statements
(unaudited - Prepared by Management)

Six months ended March 31, 1998

--------------------------------------------------------------------------------


9.  UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):

    (e) Statement of cash flows (continued):

        As a result, cash flows from operating, financing and investing activities under U.S. GAAP would be presented as follows:


---------------------------------------------------------------------
                                         1998                    1997
---------------------------------------------------------------------
        Cash flows from:
          Operating activities    $(3,573,911)            $(4,640,389)
          Financing activities      4,319,624               4,593,364
          Investing activities       (716,690)              1,137,172
---------------------------------------------------------------------
                                  $    29,023             $ 1,090,147